EXHIBIT 10.10

AVID TECHNOLOGY, INC.
AMENDMENT NO. 2 TO
SECOND AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN
Adopted by the Board of Directors, March 14, 2013

Pursuant to Section 18 of the Second Amended and Restated 1996 Employee Purchase Plan (the “Plan”) of Avid Technology, Inc. (the “Company”), the Plan is hereby amended as set forth below. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Plan.
Section 18 of the Plan is hereby amended and restated in its entirety to read as follows:

(a)
Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if Section 423 of the Code requires that such amendment be approved by the shareholders of the Company is required by, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

(b)
Suspension of the Plan. The Board may, at any time, suspend the Plan; provided that the Company shall provide notice to the Participants prior to the effectiveness of such suspension. The Board may resume the operation of the Plan following any such suspension; provided that the Company shall provide notice to the Participants prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 8), however no Options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period.